ARI Network Services, Inc.

330 East Kilbourn Ave.  Milwaukee, Wisconsin 53202  414-
             278-7676  Fax: (414) 283-4357
         World Wide Web: http://www/arinet.com


FOR IMMEDIATE RELEASE

   ARI Reports Fourth Consecutive Quarter of Revenue
                        Growth
     Second Quarter Revenue Up 55% Over Last Year

Milwaukee, WI, February 19, 1997 -- ARI Network
Services, Inc.

(NASDAQ/NMS:ARIS), a leading provider of Internet-enabled electronic commerce services, today announced its results for the second quarter ended January 31, 1997. Second quarter total revenue was $1.67 million, a gain of 55% over last year's second quarter. Year to date revenues of $3.35 million represent a 51% increase over the first half of last year. Net loss for the quarter improved 22% over last year to a loss of $0.93 million or $0.06 per share.

     "It is clear that the investments we have made in the sales area are paying off -- not only on the top line, but on the bottom line as well," said Brian
Dearing, ARI's President and Chief Executive Officer.
"We have now completed four straight quarters of year-over-year growth and beaten Wall Street's revenue expectations for three quarters running. Recurring revenues continue to climb in both the transportation and agribusiness sectors, vindicating our industry-focused approach. Furthermore, we are beginning to see clear evidence of the path to profitability, as the new revenues contribute to the reduction of our net loss.
Given the state of our current pipeline, the development of our acquisition program and the healthy and growing market before us, I continue to be bullish about our future prospects."

     Key growth areas in the second quarter included the transportation sector, where the Company operates an industry common customer directory for the North
American Railroads in partnership with Dun & Bradstreet and the Equipment Industry, where the Company supplies dealer communications services and electronic parts catalogs. The acquisition of PLUS1(R) in November 1996 added the parts catalog business to the Company's portfolio.

     "We are continuing to execute our plan to invest wisely and prudently while driving to break-even through the increased revenues that will flow from those investments," Dearing concluded. Since ARI's actual results are subject to many factors not under the Company's direct control, investors should consult the most recent 10-K for a full description of factors affecting future performance.

                        (more)

                  Company Background

     ARI Network Services, Inc. is a provider of standards-based, Internet enabled electronic commerce services for selected commercial communities and distribution channels. ARI currently serves agribusiness, freight transportation and newspaper publishing a complete suite of software, services and support that helps streamline channels of distribution by automating the flow of commercial information among trading partners. ARI builds and manages electronic commerce databases, including electronic parts catalogs and industry common directories of products, companies and locations. ARI also provides data management services for individual companies. ARI's dealer and distributor management systems provide an electronic pathway for sales reports, product ordering, warranty registrations and other transactions between a manufacturer and its distribution channel.

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Contact:
Nancy Krajcir                    Barbara Rudolph
ARI Network Services, Inc.       Miller/Shandwick Technologies (Boston)
Tel: 414-283-4380                Tel: 617-536-0470
Fax: 414-283-4357                Fax: 617-536-2772
E-mail: krajcir@arinet.com       E-mail:brudolph@miller.shandwick.com